EXHIBIT 10.28

AMENDED DIRECTOR RETIREMENT AGREEMENT WITH JAMES J. FULLER

        THIS AMENDED DIRECTOR RETIREMENT AGREEMENT (this "Agreement") is made as of March 15, 2004, by and between Citizens South Bank, a federally chartered savings bank (the "Bank"), and James J. Fuller (the "Director").

        WHEREAS, to encourage the Director to remain a member of the Bank's board of directors, the Bank is willing to provide retirement benefits to the Director. The Bank will pay the benefits from its general assets,

        WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned,

        WHEREAS, the Director entered into a Director Retirement Agreement with the Bank or its predecessor as of October 16, 2000, providing for specified retirement benefits for the Director,

        WHEREAS, the Director has agreed to miscellaneous changes in the terms and conditions of the October 16, 2000 Director Retirement Agreement, and

        WHEREAS, the Director and the Bank intend that the October 16, 2000 Director Retirement Agreement, as the same may have been amended, shall be of no further force or effect and shall be superseded in its entirety by this Agreement from and after the effective date of this Agreement.

        NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and the Bank hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1 "Accrual Balance" means the liability that should be accrued by the Bank under generally accepted accounting principles ("GAAP") for the Bank's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody's, rounded to the nearest 1/4%. The initial discount rate is 8.50%. However, the Plan Administrator, in its sole discretion, may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

        1.2 "Beneficiary" means each designated person, or the estate of the Director, entitled to benefits, if any, upon the death of the Director, determined according to Article 4.

        1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

        1.4     "Change in Control" means any of the following events occur:
                (a) Merger: Citizens South Banking Corporation, a Delaware corporation of which the Bank is a wholly owned subsidiary, merges into or consolidates with another corporation, or merges another corporation into Citizens South Banking Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Citizens South Banking Corporation immediately before the merger or consolidation,

                (b) Acquisition of Significant Share Ownership: after the date of this Agreement a report on Schedule 13D, Schedule TO, or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of the combined voting power of Citizens South Banking Corporation's voting securities outstanding (but this clause (b) shall not apply to beneficial ownership of voting shares held by a subsidiary in a fiduciary capacity or beneficial ownership of voting shares held by an employee benefit plan of Citizens South Banking Corporation or any subsidiary(ies)). For purposes of this Agreement, "subsidiary" means an entity in which Citizens South Banking Corporation beneficially owns 50% or more of the outstanding voting securities, whether Citizens South Banking Corporation owns the shares directly or owns the shares indirectly through an intermediate subsidiary,

                (c) Change in Board Composition. during any period of two consecutive years, individuals who constitute Citizens South Banking Corporation's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that -- for purposes of this clause (c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

                (d) Sale of Assets: Citizens South Banking Corporation sells to a third party all or substantially all of its assets. For this purpose, sale of all or substantially all of Citizens South Banking Corporation's assets includes sale of the shares or assets of the Bank alone.

        1.5 "Disability" means, if the Director is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffers a sickness, accident or injury that, in the judgment of a physician satisfactory to the Bank, prevents the Director from performing substantially all of the Director's normal duties for the Bank. As a condition to receiving any Disability benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Bank's board of directors deems appropriate.

        1.6 "Early Termination" means Termination of Service before the Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or following a Change in Control.

        1.7 "Early Termination Date" means the month, day, and year of Early Termination.

        1.8     "Effective Date" means March 15, 2004.

        1.9     "Normal Retirement Age" means the Director's 70th birthday.

        1.10 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

        1.11    "Plan Administrator" means the plan administrator described in
Article 7.

        1.12 "Plan Year" means each twelve-month period from the Effective Date of this Agreement.

        1.13 "Termination for Cause" means the Director is not nominated by the board or nominating committee for reelection as a director after the expiration of his current term, or the Director is removed from the board of directors, in either case --

                (a) because of the Director's gross negligence or gross neglect of duties, or

                (b) because of the Director's commission of or plea of nolo contendere to a felony, or commission of or plea of nolo contendere to a misdemeanor involving moral turpitude, or

                (c) because of the Director's fraud, disloyalty, dishonesty, or willful violation of any applicable law or significant policy of the Bank committed in connection with the Director's service and resulting in an adverse effect on the Bank, or a breach of the Director's fiduciary duties for personal profit. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank or Citizens South Banking Corporation, or,

                (d) because of the Director's intentional wrongful damage to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank or Citizens South Banking Corporation, which in the judgment of the Bank causes material harm to the Bank or affiliates, or

                (e) because of the occurrence of any event that results in the Director being excluded from coverage, or having coverage limited for the Director as compared to other Directors of the Bank, under a blanket bond or other fidelity or insurance policy covering directors, officers, or employees, or

                (f) because the Director is removed from service or permanently prohibited from participating in the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1818(e)(4) or (g)(1)].

        1.14 "Termination of Service" means the Director ceases to be a member of the Bank's board of directors for any reason whatsoever. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

                                    ARTICLE 2
                                LIFETIME BENEFITS

        2.1 Normal Retirement Benefit. For Termination of Service on or after Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

                2.1.1   Amount of Benefit. The annual benefit under this
        Section 2.1 is $8,000.

                2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 15 years.

        2.2 Early Termination Benefit. After Early Termination, the Bank shall pay to the Director the benefit described in this Section 2.2 instead of any other benefit under this Agreement. The benefit shall consist of 180 equal monthly payments, payable on the first day of each month, beginning with the month after the Normal Retirement Age. The amount of the monthly payment shall be calculated based on the Accrual Balance existing on the date of the Director's Termination of Service. For illustrative purposes only, Schedule A attached to this Agreement shows the projected annual Early Termination benefit based on the Accrual Balance at each Plan Year end.

        2.3 Disability Benefit. If the Director terminates service because of Disability before the Normal Retirement Age, the Bank shall pay to the Director the benefit described in Section 2.1 instead of any other benefit under this Agreement. The benefits shall be payable for 180 months on the first day of each month, beginning with the month after the Normal Retirement Age.

        2.4 Change in Control Benefit. If the Director's service with the Bank terminates within one year after a Change in Control (except for Termination for Cause), the Bank shall pay to the Director the benefit described in this Section 2.4 instead of any other benefit under this Agreement.

                2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Age Accrual Balance required by Section 2.1, without reduction for the time value of money or other discount.

                2.4.2 Payment of Benefit. The Bank shall pay this benefit to the Director in a single lump sum within 3 days after the Director's Termination of Service.

        2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the benefits due under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of benefits prescribed by this Agreement shall control.

                                    ARTICLE 3
                                 DEATH BENEFITS

        3.1 Death in Active Service. If the Director dies while in active service to the Bank, instead of any other benefit under this Agreement the Bank shall pay to the Director's Beneficiary the Normal Retirement Benefit set forth in Section 2.1 of this Agreement. The Bank shall pay the annual benefit to the Director's Beneficiary in 12 equal monthly installments payable on the first day of each month, beginning with the month after the Director's death. The annual benefit shall be paid to the Director's Beneficiary for 15 years.

        3.2 Death After Termination of Service. If the Director dies after having terminated active service with the Bank but before receiving any or all of the benefits to which the Director is entitled under Article 2 of this Agreement, the Bank shall pay to the Director's Beneficiary the benefits set forth in Article 2 to which the Director was entitled at the time of death. The benefits shall be payable to the Director's Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived, except that benefit payments shall begin in the month immediately after the Director's death if payments to the Director had not already commenced by the date of the Director's death.

                                    ARTICLE 4
                                  BENEFICIARIES

        4.1 Beneficiary Designations. The Director shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

        4.2 Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Director's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator before the Director's death.

        4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

        4.4 No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director's spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director's estate.

        4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

        Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement, and this Agreement shall terminate, if the Director's Termination of Service is the result of Termination for Cause. The board of directors or a duly authorized committee of the board shall have the sole and absolute right to determine whether the bases for denial of benefits for cause exist. Benefits may be denied for cause regardless of whether the Director continued to serve as a director after the board or committee made its determination not to nominate the Director for reelection.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

        6.1 Claims Procedure. The Bank shall notify any person or entity that makes a claim for benefits under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

        6.2 Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 7
                           ADMINISTRATION OF AGREEMENT

        7.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Bank's board of directors or such committee or person(s) as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

        7.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel, who may be counsel to the Bank.

        7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

        7.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

        7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

                                    ARTICLE 8
                                  MISCELLANEOUS

        8.1 Amendment and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Director. Except as provided in Article 5, this Agreement may be terminated solely by a written agreement signed by the Bank and by the Director.

        8.2 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

        8.3 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Bank, nor does the Agreement interfere with the rights of the Bank's shareholders not to re-elect the Director or the right of shareholders or the Board to remove an individual as a director of the Bank. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

        8.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

        8.5 Successors; Binding Agreement. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Director, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. Failure of the Bank to obtain such assumption agreement before effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Director to the Change in Control benefit provided in Section 2.4.

        8.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        8.7 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent preempted by the laws of the United States of America.

        8.8 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Bank to which the Director and beneficiary have no preferred or secured claim.

        8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director concerning the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein. The October 16, 2000 Director Retirement Agreement, as the same may have been amended, shall be of no further force or effect and shall be superseded in its entirety by this Agreement from and after the effective date of this Agreement.

        8.10 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision, and the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect to the full extent consistent with law.

        8.11 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

        8.12 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Citizens South Bank, 519 South New Hope Road, Gastonia, North Carolina 28054-4040, or to such other or additional person or persons as the Bank shall have designated to the Director in writing. If to the Director, notice shall be given to the Director at the address of the Director appearing on the Bank's records, or to such other or additional person or persons as the Director shall have designated to the Bank in writing.

        8.13 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Director the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the intention of the Bank that the Director not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Director hereunder. It is the intention of the Bank that the Director not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Director that (a) the Bank has failed to comply with any of its obligations under this Agreement, or (b) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Director the benefits intended to be provided to the Director hereunder, the Bank irrevocably authorizes the Director from time to time to retain counsel of his choice, at the expense of the Bank as provided in this Section 8.13, to represent the Director in connection with the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Director under this
Section 8.13, the Bank irrevocably consents to the Director entering into an attorney-client relationship with that counsel, and the Bank and the Director agree that a confidential relationship shall exist between the Director and that counsel. The fees and expenses of counsel selected from time to time by the Director as provided in this section shall be paid or reimbursed to the Director by the Bank on a regular, periodic basis upon presentation by the Director of a statement or statements prepared by such counsel in accordance with such counsel's customary practices, up to a maximum aggregate amount of $25,000. The Bank's obligation to pay the Director's legal fees provided by this Section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Director under any separate employment, severance, or other agreement between the Director and the Bank.

        8.14 Liquidated Damages. The parties hereto, before entering into this Agreement, have been concerned with the fact that substantial damages will be suffered by the Director in the event that the Bank shall fail to perform according to Section 2.4 of this Agreement following a Change in Control. Following a Change in Control, in the event of nonperformance by the Bank for a period of 30 days from the time payment was scheduled to be made pursuant to
Section 2.4 of this Agreement, the Director shall immediately be entitled to liquidated damages equal to 1 1/2 times the remaining Accrual Balance due to the Director under Section 2.4 of this Agreement. This provision shall not be applicable in the event that such nonpayment is the result of prohibition of such payment by law, regulation or order of a banking regulatory agency.

        IN WITNESS WHEREOF, the Director and a duly authorized Bank officer have executed this Amended Deferred Compensation and Income Continuation Agreement as of the date first written above.

DIRECTOR                                    CITIZENS SOUTH BANK

/s/ James J. Fuller                         By:    /s/ Kim S. Price
-------------------                                -----------------------------
James J. Fuller                             Title: President and Chief Executive
                                                   Officer

                             BENEFICIARY DESIGNATION
                               CITIZENS SOUTH BANK
                      AMENDED DIRECTOR RETIREMENT AGREEMENT

        I, James J. Fuller, designate the following as beneficiary of any death benefits under this Amended Director Retirement Agreement:

Primary:


Contingent:


Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

        I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:      /s/ James J. Fuller
                -------------------
                James J. Fuller

Date:           May 17, 2004


        Received by Citizens South Bank this 17th day of May, 2004.

        By:     /s/ Paul L. Teem, Jr.
                --------------------------------------
        Title:  Executive Vice President and Secretary

                                   SCHEDULE A
                               CITIZENS SOUTH BANK
                      AMENDED DIRECTOR RETIREMENT AGREEMENT

James J. Fuller
Normal Retirement Age: 70

                                                    EARLY TERMINATION    CHANGE-IN-CONTROL
  PLAN YEAR                                          ANNUAL BENEFIT          BENEFIT
   ENDING      AGE AT PLAN    ACCRUAL BALANCE @     PAYABLE AT NORMAL      PAYABLE IN A
 DECEMBER 31,    YEAR END         8.50% (1)        RETIREMENT AGE (2)       LUMP SUM
------------   ------------   -----------------    ------------------   ------------------
     2003           60        $          31,048    $            3,643   $           68,179
     2004           61        $          33,792    $            3,965   $           68,179
     2005           62        $          36,779    $            4,316   $           68,179
     2006           63        $          40,030    $            4,697   $           68,179
     2007           64        $          43,569    $            5,112   $           68,179
     2008           65        $          47,420    $            5,564   $           68,179
     2009           66        $          51,611    $            6,056   $           68,179
     2010           67        $          56,173    $            6,591   $           68,179
     2011           68        $          61,138    $            7,174   $           68,179
     2012           69        $          66,542    $            7,808   $           68,179
  April 2013        70        $          68,179(3) $            8,000   $           68,179

        (1) Calculations are approximations based on prior year-end Accrual Balances. The Accrual Balance reflects payment at the beginning of each month during retirement, beginning May 1, 2013.

        (2) Based on the present value of the current payment stream of the vested Accrual Balance at each year end using a standard discount rate (8.50%). The benefit amounts shown are for illustrative purposes only. Actual Early Termination benefits will be based on the Accrual Balance existing on the date of the Director's Termination of Service.

        (3) Projected retirement occurs on April 13, 2013, with the first normal monthly retirement benefit commencing May 1, 2013.

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